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                                                                     Exhibit 11

                        Horace Mann Educators Corporation
                       Computation of Net Income per Share
               For the Three Months Ended March 31, 2003 and 2002
                  (Amounts in thousands, except per share data)

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
                                                           Three Months Ended
                                                                 March 31,
                                                          ---------------------
                                                           2003          2002
                                                          -------       -------
Basic - assumes no dilution:

Net income for the period ..............................  $ 8,099       $15,571
                                                          -------       -------

Weighted average number of common
   shares outstanding during the period ................   42,700        40,780
                                                          -------       -------

Net income per share - basic ...........................  $  0.19       $  0.38
                                                          =======       =======


Diluted - assumes full dilution:

Net income for the period ..............................  $ 8,099       $15,571
                                                          -------       -------

Weighted average number of common
   shares outstanding during the period ................   42,700        40,780
Weighted average number of common
   equivalent shares to reflect the dilutive
   effect of common stock equivalent securities:
     Stock options .....................................        5           307
     Common stock units related to Deferred
       Equity Compensation Plan for Directors ..........      134           114
     Common stock units related to Deferred
       Compensation Plan for Employees .................       30            30
                                                          -------       -------
Total common and common equivalent
   shares adjusted to calculate diluted
   earnings per share ..................................   42,869        41,231
                                                          -------       -------

Net income per share - diluted .........................  $  0.19       $  0.38
                                                          =======       =======



Percentage of dilution compared
   to basic net income per share .......................      0.0%          0.0%
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